EXHIBIT 10.1

Execution Copy

JOINT VENTURE AGREEMENT

          This JOINT VENTURE AGREEMENT (the “Agreement”) is entered into as of June 6, 2008, by and between Maneesh Pharmaceuticals, Ltd., an Indian company with an address at 23, Kalpataru Court, Dr. C.G. Road, Chembur, Mumbai—400 074, Maharashtra, India (“Maneesh”), and Synovics Pharmaceuticals, Inc., a Nevada corporation, with an address of 5360 Northwest 35th Avenue, Ft. Lauderdale, Florida 33308 (“Synovics”).

Background

          A.      Synovics, directly and through its subsidiaries (including Kirk Pharmaceuticals, LLC, a Florida limited liability company (“Kirk”), and Kirk’s subsidiary ANDAPharm, LLC, and together with Synovics and Synovics’s other direct and indirect subsidiaries, each a “Company” and together the “Companies”), is a specialty pharmaceutical company that sources products developed and manufactured in India in the form of both active pharmaceutical ingredients and finished dosage, and packages and distributes product to its customers through Kirk’s facility in Fort Lauderdale, Florida (the “Facility”). Kirk is engaged in the development, manufacture and distribution of prescription and private label over-the-counter drugs for major drug store chains and distributors in the United States. The Facility operates under cGMP (current good manufacturing practices) guidelines for the manufacturing and distribution of over-the-counter private label drugs and prescription drugs.

           B.      Maneesh is in the business of developing, manufacturing, marketing and distributing on a world-wide basis pharmaceutical products of the type, among others, developed, manufactured and distributed by Kirk and the other Companies.

          C.      Synovics wishes to engage Maneesh to provide the Services described in Exhibit A hereto, as the same may be amended in writing from time to time by the parties (the “Services”), to the Companies, and Maneesh has expertise in and is willing to provide the Services.

           D.      The disinterested directors of Synovics have determined that it would be in the best interests of the Companies to enter into this Agreement with Maneesh, and have approved this Agreement.

          In consideration of the premises and the mutual obligations more particularly set forth below, the parties hereby agree as follows:

Terms and Conditions

1.       Services

          (a)      Maneesh hereby agrees to perform the Services described in Exhibit A hereto, as such may be amended in writing from time to time by the parties.

2.       Term and Termination. This Agreement shall have an initial term of one year commencing on the date hereof, which term shall be automatically renewed for additional one year terms unless either party gives notice of non-renewal not less than 60 days prior to the expiration of the then current term. This Agreement may be terminated at any time (i) by the written agreement of the parties or (ii) by either party if the other party fails to cure any breach hereof within 30 days after written notice thereof from the other party. Following such termination, Synovics shall pay Maneesh for all Services performed and expenses incurred or accrued prior to termination.

3.       Payment.

          (a)      In consideration of Services performed by Maneesh, Synovics shall pay Maneesh a consulting fee equal to $25,000 per month, commencing with December 2008. Maneesh shall invoice Synovics within 15 days after the last day of each month during which Maneesh provides any such Services. The Company shall pay each invoice within 30 days after the date thereof. If an invoice is not paid within 90 days after the date thereof, payments shall be subject to a late fee calculated at the rate of 3% per annum on the amounts overdue calculated from the due date until the payment date.

           (b)      Following the discussion and agreement by Synovics and Maneesh with respect to a mutually agreeable expense reimbursement procedure, which discussion and agreement shall be concluded within 60 days following the date hereof, Synovics shall reimburse Maneesh for all reasonable and accountable travel, visa fees, courier, email, meals, automobile rental and other incidental expenses incurred by the Maneesh in performing Services under this Agreement. Maneesh shall submit any expense reports to Synovics within 15 days after the last day of each month during which Maneesh provides any such Services, including receipts for all expenses exceeding $25.00. Commencing upon the adoption of the aforementioned expense reimbursement procedure, Synovics shall pay such expenses within 30 days after the date of any such report. If an invoice is not paid within 90 days after the date thereof, payments shall be subject to a late fee of 3% per annum on the amounts overdue calculated from the due date until the payment date.

4.       Performance of Services. Maneesh shall perform the Services at such times and on such schedules and deadlines as may be agreed in writing by Maneesh and Synovics or Kirk, as applicable, from time to time. The Companies will have no right to control or direct the details, manner or means by which Maneesh performs the Services. Except as may otherwise be expressly agreed in writing, Maneesh has no obligation to work any particular hours or days, and Maneesh may perform the Services by telephone, telefax and/or email, or at the Company’s request, and subject to Maneesh’s approval (not to be unreasonably withheld), in person at the offices of Synovics or Kirk or at the Facility, or at such other location as shall mutually agreeable to Maneesh and the Company.

5.       Warranties of Maneesh. Maneesh warrants that (a) Maneesh is engaged in the business of developing, manufacturing, marketing and distributing pharmaceutical products of the type, among others, developed, manufactured and distributed by the Companies, and (b) Maneesh will perform the Services in accordance with any applicable statutes, regulations or ordinances, and any applicable industry standards.

6.       Assignment and Subcontracting. This Agreement may not be assigned or transferred by Maneesh to any other party (other than to any subsidiary or affiliate of Maneesh), nor may any work be subcontracted (other than to any subsidiary or affiliate of Maneesh), without the prior written consent of Synovics.

7.       Maneesh Personnel.

          (a)      All personnel supplied or used by Maneesh shall be deemed employees or subcontractors of Maneesh and will not be considered employees, agents or subcontractors of Synovics or any of the Companies for any purpose whatsoever. Maneesh assumes full responsibility for the actions of all such personnel while performing Services under this Agreement and for the payment of their compensation (including, if applicable, withholding of income taxes, and the payment and withholding of social security and other payroll taxes), workers' compensation, disability benefits and the like to the extent applicable to the personnel involved. Notwithstanding and without in any way limiting any terms and conditions set forth in this Agreement, all subcontractors of Maneesh shall be deemed to have made all of the representations and warranties of Maneesh set forth herein and shall be subject to any obligations of Maneesh hereunder, and, if requested by Synovics, Maneesh shall obtain from each subcontractor its written consent to and acknowledgment of the terms of this Agreement. Maneesh shall be responsible for any breach by any subcontractor of any representations, warranties or obligations set forth in this Agreement.

          (b)      Notwithstanding anything to the contrary in Section 7(a), Maneesh and Synovics agree that, after consultation and agreement between Maneesh and the Company, the Company shall engage one or more of employees of Maneesh (or a Maneesh affiliate) to act as a consultant on a full-time basis until such time, if any, as such employee is granted US citizenship. Maneesh and Synovics intend that, at such time, one of the Companies shall hire such person as a full-time employee of such Company. Until such time, Synovics shall reimburse Maneesh for any such person’s reasonable salary, benefits, any expenses reimbursable pursuant to Section 3(b), and the reasonable costs of sponsoring such person’s immigration to the United States, within 30 days after receiving each invoice from Maneesh in respect thereof, which shall summarize the amounts to be reimbursed in reasonable detail and shall include therewith customary documentation required for the Companies to claim tax deductions therefor.

8.       Rights in Intellectual Property and Work Product. The Companies shall have a non-exclusive, non-transferable, royalty-free license for the term of this Agreement to use any

Intellectual Property and Work Product provided or disclosed by Maneesh pursuant to this Agreement in connection with the development, manufacture, marketing and sales of their pharmaceutical products. Maneesh shall retain ownership of and title or other rights to all Intellectual Property and Work Product (except to the extent that any of the same would not constitute Confidential Information of Maneesh (as defined below) by virtue of any of the exceptions stated in the proviso to the definition of Confidential Information in Section 9). “Intellectual Property” means all proprietary or other intellectual property rights in or relating to any know-how, advice or other information provided or disclosed by Maneesh pursuant to this Agreement, including without limitation, brand names, trademarks, copyrights, patents, formulae, designs and any related applications, registrations, extensions, divisions and continuations thereof, thereto or therefor. “Work Product” means any written material or other property, tangible or intangible (including without limitation any computer hardware, software, algorithms, programs or source or object code), in any medium, form or format (print, disc or electronic) created by Maneesh or any of the Companies (or their respective employees and subcontractors) in connection with Maneesh’s performance of Services under this Agreement.

Each party shall treat all Work Product as Confidential Information of the other party (subject to the exceptions thereto stated in the proviso to the definition of Confidential Information in Section 9 below), and shall impose the requirements of this Section on any permitted subcontractor.

9.       Confidential Information. Each party acknowledges that by performing Services for the Company under this Agreement, Maneesh, on the one hand, and the Companies, on the other hand, shall become privy to their respective proprietary technical or business information, including without limitation, methods of doing business, the identity of their respective customers and potential customers, specifications, drawings, sketches, models, samples, data, computer programs or documentation, formulae, algorithms, programs, code, marketing strategies and business plans (collectively, “Confidential Information”); provided that the foregoing shall not be deemed Confidential Information and neither party shall have any obligation with respect to any such information that (a) is or becomes publicly known or available to the public, through publication or otherwise, through no fault of such party; (b) is received by such party from a third party who at such time is not known by such party to be under similar restriction as to non-disclosure or to be in breach of this Agreement or any other agreement, (c) is approved for release by written authorization of the other party, (d) is required to be disclosed by law, rule, regulation or order, or (e) such party can establish is already in its possession prior to disclosure thereof by the other party. Subject to any legally required disclosure, each party shall hold the other party’s Confidential Information in confidence and use it only for the purposes permitted or expressly contemplated by this Agreement.

10.      Infringement.

          (a)      Maneesh will defend at its expense any action brought against any Company (an “Indemnified Party”) that is based on any infringement, or claim of infringement, of any patent, trademark, copyright, trade secret or other intellectual property right arising from or relating to any use by any Company of, or the development, manufacture, marketing or sale of any product by any Company incorporating or based on, any advice or know-how furnished by Maneesh to any Company hereunder (a “Claim”). Synovics shall notify Maneesh promptly of any Claim for which a Company seeks defense and reimbursement under this Section 10.

          (b)      Maneesh will be entitled to participate in any Claim and, to the extent that it chooses, to assume the defense of such Claim with counsel reasonably satisfactory to Synovics and, after notice from Maneesh to Synovics of its election to assume the defense of such Claim, Maneesh will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Claim. If Maneesh assumes the defense of a Claim, no compromise or settlement of any such Claim may be effected by Maneesh without Synovics’ written consent, which consent shall not be unreasonably withheld, conditioned or delayed, unless (A) there is no finding or admission of any violation of any law or any violation of the rights of any Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by Maneesh. Notwithstanding the foregoing, if the Indemnified Party has defenses available to it that actually conflict with the defenses available to Maneesh, then Maneesh may not assume the defense of such Claim without the consent of Synovics.

           (c)      If Maneesh (i) does not assume the defense of a Claim, or (ii) is not eligible to assume the defense of such Claim pursuant to the last sentence of Section 10(b), then the Indemnified Party will have the right to defend the Claim by appropriate proceedings with counsel of the Indemnified Party’s choosing that is reasonably acceptable to Maneesh; provided, that Maneesh shall be obligated to pay or reimburse the Indemnified Party for only one (1) counsel to defend the Claim. If the Indemnified Party assumes the defense of a Claim, no compromise or settlement of any such Claim may be effected by the Indemnified Party without Maneesh’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

           (d)      If and to the extent that Maneesh conducts, controls or participates in the defense or settlement of any Claim, the Indemnified Party will give Maneesh and its counsel access to the relevant business records and other materials and information (including copies thereof), and will permit Maneesh and its representatives to consult with the employees, officers, directors, advisors, representatives of the Indemnified Party, any Company, and counsel of the Indemnified Party, all as necessary or advisable in connection with the defense or settlement of such Claim.

11.      License of Maneesh Products. During the term of this Agreement, Maneesh and Kirk may agree that Maneesh will license to Kirk the non-exclusive right to make, have made, market, distribute and sell one or more pharmaceutical products proprietary to Maneesh. Any such license may be on one or more of the following bases: (i) Maneesh will license the formula, manufacturing process and know-how needed by Kirk to manufacture and distribute such product; (ii) Maneesh will ship the product in bulk for packaging, labeling, distribution and sale by Kirk; and/or (iii) Maneesh will ship the finished, packaged, labeled product to Kirk for distribution and sale. The definitive agreement(s) between Maneesh and Kirk with respect to the license of such product shall provide (a) for Maneesh and Kirk to split the net profits from Kirk’s sale thereof 50%/50% and (ii) unless otherwise expressly agreed, for Maneesh to retain ownership of all proprietary or other intellectual property rights in or relating to any such product, including without limitation, brand names, trademarks, copyrights, patents, formulae, and know-how, and any related applications, registrations, extensions, divisions and continuations thereof, thereto or therefor and (iii) such other terms and conditions to which the parties may agree.

12.      Miscellaneous. Neither party is, and during the term of this Agreement neither party shall become, a party to any agreement which would prohibit such party’s execution and performance of this Agreement. The failure of either party hereto to enforce any right under this Agreement shall not be construed to be a waiver of that right, or of damages caused thereby, or of any other rights under this Agreement. This Agreement states the entire agreement of the parties with respect to its subject matter and there are no other agreements or understandings, either written or oral, with respect thereto. This Agreement (including Exhibit A hereto) may not be modified or amended except in writing signed by both parties. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, excluding its conflict of laws and choice of law rules.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SYNOVICS PHARMACEUTICALS, INC.

By:	/s/ Ronald Howard Lane
Name:
Title:

MANEESH PHARMACEUTICALS LTD.

By:	/s/ Vinay Sapte
Name:
Title:

EXHIBIT A

Description of Services

Maneesh shall perform the following Services for the Companies:

          1.      Provide advice to the Companies, as requested by Synovics’ Chief Executive Officer (or such other employees of the Company as may be specified by such Chief Executive Officer), regarding:

(a)	plant lay-out
(b)	manufacturing processes
(c)	equipment selection
(d)	process improvement
(e)	marketing strategies